Exhibit 3.1

AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: January 9, 2016

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective as of January 9, 2016, the Amended and Restated Bylaws of the Company, as amended and restated September 14, 2011, as further amended on August 29, 2012, December 19, 2012, March 1, 2013, March 25, 2013, April 29, 2013, May 22, 2013 and April 30, 2015 (the “Bylaws”), are amended as follows:

Section 3.11 of the Bylaws is hereby amended by deleting the first sentence of Section 3.11 of the Bylaws.